As filed with the Securities and Exchange Commission on April 30, 2008

Registration No. 333-150337

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

AMENDMENT NO. 1 TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CHINA CABLECOM HOLDINGS, LTD.
(Exact name of registrant as specified in its charter)

British Virgin Islands (State or other jurisdiction of incorporation or organization)	4241 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)
_____________________
1 Grand Gateway
1 Hongqian Road
Shanghai, 200030
People’s Republic of China
(86) 21 6207-9731
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
_____________________
Clive Ng,
Executive Chairman
17 State Street,
Suite 1600
New York, New York 10004
(212) 888-8890
(Name, address, including zip code, and telephone number, including area code, of agent for service)
_____________________

Copies to:

Mitchell S. Nussbaum, Esq.
Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
(212) 407-4000
(212) 407-4990 - Facsimile

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicated by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐   Accelerated filer ☐

Non-accelerated filer ☒  Smaller reporting company ☐
______________

CALCULATION OF REGISTRATION FEE

Title of each Class of Security being Registered	Amount being Registered	Proposed Maximum Offering Price Per Security (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Ordinary shares, $.0005 par value	2,066,680 Shares	$6.25	$12,916,750	$508
Total			$12,916,750	$508	(2)

(1)
Estimated in accordance with Rule 457 solely for the purpose of determining the registration fee. The price shown is the average of the high and low bid price of the ordinary shares on April 16, 2008 as reported by the Over the Counter Bulletin Board.

(2)	Previously Paid.

_____________________________

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Amendment No. 1 to the Registration Statement on Form S-1 is being filed solely for the purposes of amending Item 16 of Part II of the Registration Statement and to file the exhibits indicated in such Item.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other expenses of issuance and distribution

The following table sets forth all expenses payable by China Cablecom Holdings, Ltd. (the “Registrant”) in connection with the sale of the Ordinary Shares being registered, other than underwriting commissions and discounts. All amounts are estimates, except for the SEC registration fee.

Amount to Be Paid
SEC registration fee	$508
Printing expenses	5,000
Legal fees and expenses	25,000
Accounting fees and expenses	5,000
Miscellaneous	2,500
Total	$38,008

Item 14.	Indemnification of directors and officers

Section 132 of the BVI Business Companies Act, 2004 as amended (“BCA”) generally provides for indemnification and Section 133 of the BCA permits a company to obtain insurance. The Amended and Restated Memorandum and Amended and Restated Articles of Association of the Registrant follows the BCA. The Registrant maintains director and officer insurance.

The following is a statement of Section 132 of the BCA:

“Indemnification.

(1) Subject to subsection (2) and its memorandum or articles, a company may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who

(a) is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director of the company; or

(b) is or was, at the request of the company, serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

(2) Subsection (1) does not apply to a person referred to in that subsection unless the person acted honestly and in good faith and in what he believed to be in the best interests of the company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

(2A) For the purposes of subsection (2), a director acts in the best interests of the company if he acts in the best interests of:

(a) the company’s holding company; or

(b) a shareholder or shareholders of the company;

in either case, in the circumstances specified in section 120(2), (3) or (4), as the case maybe;

(3) The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the company or that the person had reasonable cause to believe that his conduct was unlawful.

(3A) Expenses, including legal fees, incurred by a director in defending any legal, administrative or investigative proceedings may be paid by the company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the director to repay the amount if it shall ultimately be determined that the director is not entitled to be indemnified by the company in accordance with subsection (1).

(3B) Expenses, including legal fees, incurred by a former director in defending any legal, administrative or investigative proceedings may be paid by the company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the former director to repay the amount if it shall ultimately be determined that the former director is not entitled to be indemnified by the company in accordance with subsection (1) and upon such other terms and conditions, if any, as the company deems appropriate.

(3C) The indemnification and advancement of expenses provided by, or granted pursuant to, this section is not exclusive of any other rights to which the person seeking indemnification or advancement of expenses may be entitled under any agreement, resolution of members, resolution of disinterested directors or otherwise, both as to acting in the person’s official capacity and as to acting in another capacity while serving as a director of the company.

(4) If a person referred to in subsection (1) has been successful in defense of any proceedings referred to in subsection (1), the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

(5) A company shall not indemnify a person in breach of subsection (2) and, any indemnity given in breach of that section is void and of no effect.”

The following is a statement of Section 133 of the BCA:

“Insurance.

A company may purchase and maintain insurance in relation to any person, who is or was a director of the company, or who at the request of the company is or was serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the company has or would have had the power to indemnify the person against the liability under section 132.”

Item 15.	Recent sales of unregistered securities

On September 20, 2007, China Cablecom issued an aggregate of $19.99 million in promissory notes and 766,680 Class A Preferred Shares with a par value of $0.0005 par value to 11 accredited investors in exchange for proceeds of $20 million. Each share of preferred stock is convertible into 1 share of China Cablecom’s ordinary shares. The proceeds from the bridge financing were used to fund the initial acquisition payment for Binzhou Broadcasting make certain payments in respect of transaction expenses and for working capital purposes. The promissory notes are secured by a pledge of 50.1% of the issued and outstanding common stock of China Cablecom.

In connection with the consummation of the Business Combination, China Cablecom Holdings issued China Cablecom’s shareholders aggregate merger consideration of 2,066,680 of China Cablecom Holdings’ Ordinary Shares. The Ordinary Shares issued to China Cablecom’s shareholders were not registered under the Securities Act of 1933, as amended (“Securities Act”) in reliance upon the exemption from the registration requirements provided in Section 4(2) of, or the safe harbor from such registration provided by Regulation S, promulgated under the Securities Act.

Item 16.	Exhibits and financial statement schedules

(a)	Exhibits

Exhibit Number	Description of Exhibit
2.1 (1)	Agreement and Plan of Merger, dated as of October 30, 2007, by and among Jaguar Acquisition Corporation, China Cablecom Ltd. and Clive Ng.
3.1 (1)	China Cablecom Holdings Amended and Restated Memorandum of Association
3.2 (1)	China Cablecom Holdings Amended and Restated Articles of Association
4.1 (1)	Specimen Unit Certificate
4.2 (1)	Specimen Ordinary Share Certificate
4.3 (1)	Form of Unit Purchase Option
4.4 (1)	Form of Warrant
4.5 (2)	Form of Warrant Agreement
5.1	Opinion of Maples & Calder (filed herewith).
10.1 (1)	The China Cablecom Holdings 2007 Omnibus Securities and Incentive Plan
10.2 (1)	Warrants Exercise Proceeds Award Agreement between China Cablecom Holdings and James S. Cassano
10.3 (1)	Warrants Exercise Proceeds Award Agreement between China Cablecom Holdings and Kerry Proper
10.4 (1)	Warrants Exercise Proceeds Award Agreement between China Cablecom Holdings and Jonathan Kalman
10.5 (1)	Warrants Exercise Proceeds Award Agreement between China Cablecom Holdings and Clive Ng
10.6 (1)	Incentive Share Agreement between China Cablecom Holdings and James S. Cassano
10.7 (1)	Incentive Share Agreement between China Cablecom Holdings and Kerry Proper
10.8 (1)	Incentive Share Agreement between China Cablecom Holdings and Jonathan Kalman
10.9 (1)	Form of Consulting Agreement between China Cablecom Holdings and China Cablecom Holdings Limited, a Cayman Islands limited company
10.10 (1)	Form of Employment Agreement between China Cablecom Holdings and Clive Ng
10.11 (1)	Promissory Note from China Cablecom to Jaguar in the initial principal amount of $475,000
10.12 (1)	Purchase Agreement, dated as of September 19, 2007, by and among China Cablecom Ltd. and the entities listed on the Schedule of Investors attached thereto as Schedule I
10.13 (1)	Form of First Closing Promissory Note
10.14 (1)	Registration Rights Agreement, dated September 19, 2007, by and among China Cablecom Ltd. and the entities listed on the Schedule A attached thereto
10.15 (1)	Share Pledge Agreement, dated as of September 19, 2007, by Clive Ng in favor of the persons and entities listed on the Schedule of Investors attached thereto as Schedule III
10.16 (2)	Form of Registration Rights Agreement among the Registrant and the Initial Stockholders
10.17(2)	Form of Stock Escrow Agreement between the Registrant, Continental Stock Transfer & Trust Company and the Initial Stockholders
10.18 (2)	Letter Agreement among the Registrant, Early Bird Capital, Inc. and Jonathan Kalman

Exhibit Number	Description of Exhibit
10.19 (2)	Letter Agreement among the Registrant, Early Bird Capital, Inc. and C. Richard Corl
10.20 (2)	Letter Agreement among the Registrant, Early Bird Capital, Inc. and James S. Cassano
10.21 (2)	Letter Agreement among the Registrant, Early Bird Capital, Inc. and John J. Hoey
10.22 (2)	Letter Agreement among the Registrant, Early Bird Capital, Inc. and William J. Westervelt, Jr.
10.23 (2)	Letter Agreement among the Registrant, Early Bird Capital, Inc. and David W. Tralka
10.24 (2)	Letter Agreement among the Registrant, Early Bird Capital, Inc. and Robert Moreyra
10.25 (2)	Letter Agreement among the Registrant, Early Bird Capital, Inc. and Peter Collins
10.26 (2)	Letter Agreement among the Registrant, Early Bird Capital, Inc. and Sapphire Canyon Investments LLC
10.27 (2)	Letter Agreement among the Registrant, Early Bird Capital, Inc. and Corl LLC
10.28 (2)	Letter Agreement among the Registrant, Early Bird Capital, Inc. and JSC Group Holdings LLC
10.29 (2)	Letter Agreement among the Registrant, Early Bird Capital, Inc. and PA Holdings, LLC
10.30 (1)	Framework Agreement by and between Binzhou Broadcasting and Television Network Co., Ltd. and Jinan Youxiantong Network Technology Co., Ltd., August 2007
10.31 (1)	Asset Transfer Agreement by and between Binzhou Broadcasting and Television Network Co., Ltd. and Binzhou Broadcast and Television Information Network Co., Ltd., September 2007
10.32 (1)	Exclusive Service Agreement between Binzhou Broadcasting and Television Network Co., Ltd. and Binzhou Broadcast and Television Information Network Co., Ltd., September 2007
10.33 (1)	Technical Services Agreement between Binzhou Broadcast and Television Information and Network Co., Ltd. and Jinan Youxiantong Network Technology Co., Ltd., September 2007
10.34 (1)	Equity Option Agreement by and between Heze Cablecom Network Technology Co., Ltd. and Liang Yue Jing, July 2007
10.35 (1)	Equity Option Agreement by and between Heze Cablecom Network Technology Co., Ltd. and Pu Yue, July 2007
10.36 (1)	Equity Pledge Agreement by and between Heze Cablecom Network Technology Co., Ltd. and Lian Yue Jing, July 2007
10.37 (1)	Equity Pledge Agreement by and between Heze Cablecom Network Technology Co., Ltd. and Pu Yue, July 2007
10.38 (1)	Loan Agreement by and between China Cablecom Co. Ltd. (Hong Kong) and Liang Yue-Jing, June 2007
10.39 (1)	Loan Agreement by and between China Cablecom Co. Ltd. (Hong Kong) and Pu Yue, June 2007
10.40 (1)	Power of Attorney granted by Lian Yue Jing, July 16, 2007
10.41 (1)	Power of Attorney granted by Pue Yue, July 16, 2007
10.42 (1)	Trustee Arrangement Letter, by and between China Cablecom Co., Ltd. (Hong Kong) and Lian Yue Jing, June 30, 2007
10.43 (1)	Trustee Arrangement Letter, by and between China Cablecom Co., Ltd. (Hong Kong) and Pu Yue, June 30, 2007
10.44 (1)	Supplementary Agreement to the Framework Agreement, by and between Binzhou Broadcasting and Television Network, Co., Ltd. and Jinan Youxiantong Network Technology Co. Ltd., dated August 6, 2007

Exhibit Number	Description of Exhibit
10.45 (3)
Settlement Agreement by and between China Broadband, Inc., China Broadband, Ltd., China Broadband, Inc., Stephen P. Cherner, Maxim Financial Corporation, Mark L. Baum, BCGU, LLC, Mark I. Lev, Wellfleet Partners, Inc., Pu Yue, Clive Ng, Chardan Capital Markets, LLC, Jaguar Acquisition Corporation and China Cablecom Holdings, Ltd. dated January 9, 2008

10.46 (1)	Form of Voting Agreement by and between Jaguar Acquisition Corporation, China Cablecom Holdings, Ltd., Certain Shareholders of Jaguar Acquisition Corporation and Clive Ng.
10.47 (1)	Form of Employment Agreement by and between China Cablecom Holdings, Ltd. and Pu Yue.
10.48 (4)	Unit Purchase Option Clarification Agreement dated as of January 30, 2008 by Jaguar Acquisition Corporation.
10.49 (4)	Warrant Clarification Agreement dated January 30, 2008 by and between Jaguar Acquisition Corporation and Continental Stock Transfer & Trust Company.
23.1	Consent of UHY LLP *
23.2	Consent of UHY ZTHZ HK CPA *
23.3	Consent of UHY ZTHZ HK CPA *
23.4	Consent of UHY ZTHZ HK CPA *
23.5	Consent of Maples & Calder (included in Exhibit 5.1)
24.1	Power of Attorney *

*	Previously filed.

(1)	Incorporated by reference to the Company’s Registration Statement on Form S-4 (Registration No. 333-147038).

(2)	Incorporated by reference to Jaguar Acquisition Corp. Registration Statement on Form S-1 (Registration No. 333-127135).

(3)	Incorporated by reference to Exhibit No. 10.1 to the Current Report on Form 8-K filed with the SEC by China Broadband, Inc. on January 17, 2008.

(4)	Incorporated by reference to the Quarterly Report on Form 10-QSB filed with the SEC by Jaguar Acquisition Corp. on February 14, 2008.

(b)	Financial Statement Schedules

None.

Item 17.	Undertakings.

(1) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b) (3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(l)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall, be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration; statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 30th day of April, 2008.
CHINA CABLECOM HOLDINGS, LTD.
By:	/s/ Clive Ng
Name: Clive Ng Title: Executive Chairman

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Clive Ng	Executive Chairman, Director and authorized	April 30, 2008
Clive Ng	U.S. representative of the Registrant

*		April 30, 2008
Pu Yue	Chief Executive Officer

*		April 30, 2008
Colin Sung	President and Chief Financial Officer

*		April 30, 2008
Jonathan Kalman	Director

*		April 30, 2008
Kerry Propper	Director

*		April 30, 2008
Simon Bax	Director

*		April 30, 2008
Shan Li	Director

*		April 30, 2008
Alejandro Zubillaga	Director

* /s/ Clive Ng
Clive Ng
Attorney-in-Fact